For Immediate Release
Contact:
Corrine L. Scarpello	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
CScarpello@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Reports 2009 Third Quarter Results

NORFOLK, Neb., November 9, 2009 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 115 hotels in 23 states, today announced results for the third quarter ended September 30, 2009.

Revenues from continuing operations for the 2009 third quarter declined 11.7 percent to $28.2 million, compared to the 2008 third quarter. Net loss attributable to common shareholders in the 2009 third quarter was $(1.4) million, or $(0.06) per diluted share, compared to $1.7 million, or $0.08 per diluted share, in the 2008 third quarter. The 2009 third quarter loss included an aggregate $693,000 impairment charge for hotels held for sale, compared to no impairment charges recorded in the 2008 like period.

Funds from operations (FFO) in the 2009 third quarter was $2.1 million, or $0.09 per diluted share, compared to $5.5 million, or $0.26 per diluted share, in the 2008 third quarter. Adjusted earnings before interest, taxes, depreciation and amortization, noncontrolling interest and preferred stock dividends (Adjusted EBITDA) decreased 43.1 percent to $5.5 million, compared to the 2008 third quarter.

Third Quarter Highlights

•

Continued to outperform the hotel industry in revenue per available room (RevPAR) with a decline of 11.6 percent, compared to an industry-wide decline of 16.9 percent, according to Smith Travel Research data.

•	Completed the disposition of four hotels, generating approximately $3.3 million of net cash after direct debt repayments. Sold two additional hotels following the close of the quarter.

Operating Results

“We continue to experience a very difficult operating environment, as is the rest of the hotel industry,” said Kelly A. Walters, Supertel’s president and chief executive officer. “Our strategy of concentrating on the limited-service segment due to its historically lower volatility was effective, as our portfolio’s third quarter RevPAR declined 11.6 percent, compared to 16.9 percent for the industry as a whole, according to Smith Travel Research (STR) data.”

The majority of the RevPAR decline was a result of a 7.0 percent drop in occupancy, while average daily rate (ADR) was off 5.0 percent. Industry occupancy and ADR fell 7.9 percent and 9.8 percent, respectively.

“We are seeing continuing signs that the decline in RevPAR is beginning to moderate somewhat,” he noted. “Our third quarter downturn was less than the second quarter. However, we are still closely tied to the economy and until it gets healthier, producing positive RevPAR numbers will continue to be a challenge. We are still in the very early stages of a slowing in the downward trend and agree with industry consultants that it will be at least until the 2010 second half before we get any meaningful traction, as the industry historically lags a rebound in the economy by some six months.”

Walters commented that the company’s newly reorganized senior management team stepped up appropriately to the ever-increasing challenges it faces as asset managers in this environment. “We are working closely with our operators to find the right balance between cutting costs and continuing to provide the proper levels of service and value to our guests.”

The company outperformed both the industry and its respective segments in RevPAR, according to STR data. For the company’s 77 same store economy hotels, which account for about two-thirds of the same store portfolio, RevPAR was off 11.1 percent, compared to a 15.9 percent decline for the economy hotels, according to STR. ADR declined 3.7 percent, and occupancy was off 7.7 percent. RevPAR for the company’s 29 same store midscale without food and beverage properties declined 14.1 percent, compared to a 15.5 percent decline for such properties, according to STR, with ADR down 6.6 percent and occupancy off 8.1 percent. The company’s eight extended stay properties reported a 2.2 percent decline in RevPAR, as occupancy remained essentially flat at 62.6 percent and ADR was off 1.8 percent.

Revenues from continuing operations for the 2009 third quarter decreased $3.7 million, or 11.7 percent, to $28.2 million, compared to the 2008 third quarter. Lower occupancy and ADR were attributable to the continuation of unfavorable economic conditions. Hotel and property operations expense from continuing operations for the 2009 third quarter decreased $1.0 million, or 4.6 percent, to $21.3 million, compared to the 2008 third quarter. The decline resulted primarily from lower occupancy levels, with payroll expense down $0.3 million, hotel-franchise-related expenses down $0.3 million, management fees down $0.2 million, utilities expense down $0.1 million and miscellaneous expenses down $0.1 million.

Interest expense from continuing operations, which includes several one-time pre-payment penalties incurred as a result of the company’s debt reduction efforts, and depreciation and amortization expense from continuing operations both remained relatively flat, compared to the same period a year earlier. Due to a one-time restructuring charge associated with a re-

organization within the REIT’s staff, the general and administrative expense increased $0.2 million from the year ago period.

Property operating income (POI), defined as revenue from room rentals and other hotel services less hotel and property operating expenses, decreased $2.7 million from the year-ago period to $6.9 million. “The key remains striking the proper balance between cost cutting and attracting and retaining guests,” he noted. “Strategically, we simply cannot afford to disappoint customers by failing to continue to provide safe, clean rooms and guest friendly service at a competitive rate. We not only need customers for today, we need to make sure that they will return when the economy rebounds.”

Dispositions

During the quarter, the company sold four hotels. The company took a $760,000 impairment charge on two hotels, which was partially offset by a $67,000 recapture of previously recorded impairment related to the gain on the sale of two hotels.

Through the end of the third quarter, the company has sold six hotels for approximately $12 million with a net gain of $1.2 million. The sale of the six hotels generated approximately $5.4 million of net cash after direct debt repayments. Approximately $2.4 million of the $5.4 million was used to pay down additional GE Capital debt with the remainder applied to the company’s revolving line of credit.

Properties sold in the 2009 third quarter were:

•	Masters Inn, 116 rooms, Kissimmee, Fla., $1.6 million
•	Masters Inn, 120 rooms, Orlando, Fla., $3.6 million
•	Comfort Inn, 63 rooms, Ellsworth, Maine, $2.2 million
•	Super 8, 35 rooms, Anamosa, Iowa, $0.85 million.

Following the end of the 2009 third quarter, the company sold two additional properties:

•	Comfort Inn, 59 rooms, Dahlgren, Va., $3.5 million
•	Masters Inn, 187 rooms, Kissimmee, Fla., $1.7 million

In October the company classified an additional three properties as held for sale.

“We currently have four hotels listed as held for sale,” Walters said. “We continue to evaluate our portfolio and periodically will sell, upgrade or reflag certain assets to improve the strength and returns of our portfolio. We have received solid valuations for our properties, despite poor current market conditions. We have benefited from the fact that these assets are priced at levels under $10 million, asset levels for which attractive financing may still be obtained from local or regional banks. We are not selling at ‘fire sale’ prices. Our focus has been, and will continue to be, on selling some of our older properties to reduce the average age of our portfolio and to retain those assets that we believe will provide the highest possible return on a risk-adjusted basis over a sustained period.”

Balance Sheet

The company continues to take positive steps to strengthen its balance sheet through paying down debt and refinancing or extending debt with pending maturities. Year to date, the company has paid down or refinanced $24.9 million of debt.

“On September 28, 2009, our Wells Fargo Bank credit facility of $9.0 million maturing on the same date was extended to November 12, 2009,” Walters said. “We are negotiating with Wells Fargo to extend the maturity another six months.

“The loan-to-value ratio on this near-term obligation is conservative, even in the context of today’s market,” he added “While the credit markets remain very tight and lenders remain very cautious, we believe that we will successfully procure attractive intermediate-term replacement debt prior to the new extended maturity. Once we complete this last near-term debt refinancing, we will not have another major debt maturity until 2011.”

Dividend

The company did not declare a common stock dividend for the 2009 third quarter. The company will monitor requirements to maintain its REIT status and will regularly evaluate the dividend policy.

Outlook

“It remains a difficult economy and travel levels continue to be down meaningfully from the prior year,” Walters said. “Preliminary results for October continue to show a slight slowing of the downward arc in RevPAR. However, it is too early and not significant enough to call it a reversal. Nonetheless, the signs provide us with some optimism.

“We also are encouraged that the development pipeline continues to drop off sharply, bringing less new competition to the marketplace,” he commented. “This will not only help for the short-term, but into the expected rebound, as well, which should help us recover room rates and occupancy more quickly.

“We are clearly focused on the short-term operations of our properties but are looking ahead and putting plans together to respond to the growth opportunities that we believe will become available as the economy recovers.”

About Supertel Hospitality, Inc.

As of November 9, 2009, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 115 hotels comprised of 10,028 rooms in 23 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inn and

Baymont Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited-service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the company’s balance sheet as of September 30, 2009 and December 31, 2008. The company owned 117 hotels (including three hotels held for sale) at September 30, 2009 and owned 123 hotels at December 31, 2008, (in thousands, except share data).

	As of
	September 30, 2009	December 31, 2008

	(unaudited)

ASSETS
Investments in hotel properties	$ 379,583	$ 377,814
Less accumulated depreciation	91,501	81,383
	288,082	296,431

Cash and cash equivalents	413	712
Accounts receivable	2,652	2,401
Prepaid expenses and other assets	5,085	2,903
Deferred financing costs, net	1,336	1,580
Investment in hotel properties, held for sale, net	6,306	17,450
	$ 303,874	$ 321,477

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 12,218	$ 13,697
Mandatorily redeemable preferred noncontrolling interest in consolidated partnership
	1,268	-
Debt related to hotel properties held for sale	3,986	12,665
Long-term debt	186,039	190,141
	203,511	216,503

Redeemable preferred noncontrolling interest in consolidated partnership, at redemption value
	510	1,778

Redeemable preferred stock
Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $8,312
	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized; Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding, liquidation preference of $8,033

	8	8
Common stock, $.01 par value, 100,000,000 shares authorized; 21,880,017 and 20,924,677 shares outstanding.
	219	209
Additional paid-in capital	119,693	112,804
Distributions in excess of retained earnings	(28,768)	(25,551)
Total shareholders' equity	91,152	87,470
Noncontrolling interest
Noncontrolling interest in consolidated partnership, redemption value $603 and $2,101
	1,039	8,064

Total equity	92,191	95,534

COMMITMENTS AND CONTINGENCIES
	$ 303,874	$ 321,477

The following table sets forth the Company’s unaudited results of operations for the three and nine months ended September 30, 2009 and 2008, respectively (in thousands, except per share data).

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008
REVENUES
Room rentals and other hotel services	$28,206	$31,937	$78,915	$88,971

EXPENSES
Hotel and property operations	21,299	22,315	59,626	63,466
Depreciation and amortization	3,549	3,517	10,677	10,217
General and administrative	1,120	954	3,138	2,949
	25,968	26,786	73,441	76,632

EARNINGS BEFORE NET GAIN (LOSS) ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE AND INCOME TAXES

	2,238	5,151	5,474	12,339

Net gain (loss) on dispositions of assets	(43)	(1)	(159)	-
Other income	28	28	100	91
Interest expense	(3,079)	(3,114)	(9,154)	(9,671)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
	(856)	2,064	(3,739)	2,759

Income tax (expense) benefit	463	(158)	1,445	175

INCOME (LOSS) FROM CONTINUING OPERATIONS	(393)	1,906	(2,294)	2,934

Earnings (loss) from discontinued operations	(616)	357	203	741

NET INCOME (LOSS)	(1,009)	2,263	(2,091)	3,675

Noncontrolling interest	(38)	(175)	(21)	(356)

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTERESTS	(1,047)	2,088	(2,112)	3,319

Preferred stock dividends	(368)	(369)	(1,105)	(792)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS
	$(1,415)	$1,719	$(3,217)	$2,527

NET EARNINGS (LOSS) PER COMMON SHARE - BASIC AND DILUTED
EPS from continuing operations	$(0.03)	$0.06	$(0.16)	$0.09
EPS from discontinued operations	$(0.03)	$0.02	$0.01	$0.03
EPS Basic and Diluted	$(0.06)	$0.08	$(0.15)	$0.12

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited – In thousands, except per share data:

	Three months ended September 30,		Nine months ended September 30,

	2009	2008	2009	2008
Weighted average shares outstanding for:
calculation of earnings per share - basic	21,880	20,906	21,542	20,811
calculation of earnings per share - diluted	21,880	20,906	21,542	20,812

Weighted average shares outstanding for:
calculation of FFO per share - basic	21,880	20,906	21,542	20,811
calculation of FFO per share - diluted	21,880	22,346	21,542	22,346

Reconciliation of Weighted average number of shares for
EPS diluted to FFO per share diluted:
EPS diluted shares	21,880	20,906	21,542	20,812
Common stock issuable upon exercise or conversion of:
Options	-	-	-	-
Series A Preferred Stock	-	1,440	-	1,534
FFO per share diluted shares	21,880	22,346	21,542	22,346

Reconciliation of net income (loss) to FFO
Net income (loss) attributable to common shareholders	$ (1,415)	$ 1,719	$(3,217)	$ 2,527
Depreciation and amortization	3,559	3,826	10,870	11,146
Net (gain) loss on disposition of assets	(83)	3	(1,047)	2
FFO available to common shareholders	$ 2,061	$ 5,548	$ 6,606	$13,675

FFO per share - basic	$ 0.09	$ 0.27	$ 0.31	$ 0.66
FFO per share - diluted	$ 0.09	$ 0.26	$ 0.31	$ 0.64

FFO is a non-GAAP financial measure. We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT. We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited-In thousands, except statistical data:	Three months ended September 30,		Nine months ended September 30,

	2009	2008	2009	2008
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
Net income (loss) attributable to common shareholders	$(1,415)	$1,719	$(3,217)	$ 2,527
Interest expense, including disc ops	3,377	3,371	9,783	10,472
Income tax (benefit) expense, including disc ops	(448)	175	(1,506)	(189)
Depreciation and amortization, including disc ops	3,559	3,826	10,870	11,146
EBITDA	5,073	9,091	15,930	23,956
Noncontrolling interest	38	175	21	356
Preferred stock dividend	368	369	1,105	792
ADJUSTED EBITDA	$ 5,479	$ 9,635	$17,056	$25,104

Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends and noncontrolling interests, which are cash charges.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither does the measurement reflect cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the statistics of the Company’s same store continuing operations hotel properties for the three and nine months ended September, 2009 and 2008, respectively.

Unaudited-In thousands, except statistical data:	Three months ended September 30,		Nine months ended September 30,

	2009	2008	2009	2008
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 42.75	$ 49.78	$ 39.77	$ 45.66
Economy	$ 28.40	$ 31.96	$ 26.72	$ 29.76
Extended Stay	$ 15.43	$ 15.78	$ 15.57	$ 16.68
Total	$ 30.01	$ 33.95	$ 28.26	$ 31.70

Average daily room rate (ADR):
Midscale w/o F&B	$ 68.69	$ 73.54	$ 68.28	$ 71.80
Economy	$ 46.50	$ 48.30	$ 46.30	$ 47.27
Extended Stay	$ 24.65	$ 25.09	$ 24.84	$ 25.18
Total	$ 48.78	$ 51.36	$ 48.36	$ 49.92

Occupancy percentage:
Midscale w/o F&B	62.2%	67.7%	58.2%	63.6%
Economy	61.1%	66.2%	57.7%	62.9%
Extended Stay	62.6%	62.9%	62.7%	66.3%
Total	61.5%	66.1%	58.4%	63.5%

The following presentation includes some non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) for the three and nine months ended September 30, 2009 and 2008 respectively, is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results for all of the company’s continuing operations hotel properties.

Unaudited-In thousands, except statistical data:	Three months		Nine months
	ended September 30,		ended September 30,
	2009	2008	2009	2008

Total continuing operations hotels:
Revenue per available room (RevPAR):	$ 30.01	$ 33.95	$ 28.26	$ 31.70
Average daily room rate (ADR):	$ 48.78	$ 51.36	$ 48.36	$ 49.92
Occupancy percentage:	61.5%	66.1%	58.4%	63.5%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 27,412	$ 31,065	$ 76,612	$ 86,427
Telephone revenue	79	84	233	266
Other hotel service revenues	715	788	2,070	2,278
Total revenue	$ 28,206	$ 31,937	$ 78,915	$ 88,971

Hotel and property operations expense
Total hotel and property operations expense	$ 21,299	$ 22,315	$ 59,626	$ 63,466

Property Operating Income ("POI")
Total property operating income	$ 6,907	$ 9,622	$ 19,289	$ 25,505

RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS TO POI

Net income (loss) from continuing operations	$ (393)	$ 1,906	$ (2,294)	$ 2,934
Depreciation and amortization	3,549	3,517	10,677	10,217
Net loss on disposition of assets.	43	1	159	-
Other income	(28)	(28)	(100)	(91)
Interest expense	3,079	3,114	9,154	9,671
General and administrative expense	1,120	954	3,138	2,949
Income tax (benefit) expense	(463)	158	(1,445)	(175)
POI	$ 6,907	$ 9,622	$ 19,289	$ 25,505

Income (loss) from continuing operations as a percentage of continuing operations total revenue	-1.4%	6.0%	-2.9%	3.3%

POI as a percentage of total revenue	24.5%	30.1%	24.4%	28.7%

The following table presents our RevPAR, ADR and Occupancy, by region, for the three months ended September 30, 2009 and 2008, respectively. The comparisons of same store operations are for 114 hotels in continuing operations owned by the company as of July 1, 2008.

		Three months ended September 30, 2009				Three months ended September 30, 2008
Same Store*	Room Count				Room Count
Region		RevPAR	Occupancy	ADR		RevPAR	Occupancy	ADR
Mountain	214	$ 40.48	72.9%	$55.53	214	$48.76	84.9%	$57.41
West North Central	2,928	32.26	66.2%	48.71	2,928	36.01	72.6%	49.58
East North Central	1,081	44.73	69.7%	64.15	1,081	51.98	76.4%	68.04
Middle Atlantic/New England	142	46.43	68.0%	68.23	142	52.69	75.6%	69.74
South Atlantic	4,038	23.75	57.2%	41.53	4,038	26.67	59.3%	45.00
East South Central	1,070	30.47	57.0%	53.47	1,070	33.58	59.7%	56.23
West South Central	456	24.88	53.3%	46.73	456	30.54	63.6%	48.02
Total Same Store	9,929	$ 30.01	61.5%	$48.78	9,929	$33.95	66.1%	$51.36

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana

* Same Store reflects 114 hotels in continuing operations that were owned by the Company as of July 1, 2008.

The following table presents our RevPAR, ADR and Occupancy, by region, for the nine months ended September 30, 2009 and 2008, respectively. The comparisons of same store operations are for 104 hotels in continuing operations owned as of January 1, 2008 and ten hotels acquired as of January 2, 2008.

		Nine months ended September 30, 2009				Nine months ended September 30, 2008
Same Store*	Room Count				Room Count
Region		RevPAR	Occupancy	ADR		RevPAR	Occupancy	ADR
Mountain	214	$ 34.22	64.9%	$ 52.72	214	$ 40.57	77.2%	$ 52.54
West North Central	2,928	29.05	60.4%	48.06	2,928	31.97	65.8%	48.56
East North Central	1,081	37.42	60.7%	61.65	1,081	43.39	67.6%	64.18
Middle Atlantic/New England	142	40.22	60.3%	66.71	142	45.15	66.6%	67.81
South Atlantic	4,038	24.50	57.2%	42.81	4,038	27.91	62.1%	44.92
East South Central	1,070	29.37	55.3%	53.14	1,070	31.15	55.9%	55.74
West South Central	456	25.62	54.7%	46.85	456	28.82	61.7%	46.70
Total Same Store	9,929	$ 28.26	58.4%	$ 48.36	9,929	$ 31.70	63.5%	$ 49.92

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana

* Same store reflects 114 hotels in continuing operations that were owned by the Company as of January 1, 2008 (104) and January 2, 2008 (10).